Exhibit 10.6

Amendment to Junior Secured Convertible Promissory Notes

This Amendment to Junior Secured Convertible Promissory Notes (this “Amendment”) is made and entered into as of December 27, 2016, by and between Determine, Inc., a Delaware corporation (the “Company”), and Lloyd I. Miller, III (the “Lenders’ Agent” and, together with the Company, the “Parties”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Existing Notes (as defined below).

Recitals

A.     The Parties previously entered into the (i) Junior Secured Convertible Note Purchase Agreement, dated as of March 11, 2015, pursuant to which the Company sold to certain Lenders Junior Secured Convertible Promissory Notes in the aggregate principal amount of $3 million, which promissory notes were amended by the Second Purchase Agreement (as defined in this Recital A) (the “March 2015 Notes”) and (ii) Junior Secured Convertible Note Purchase Agreement, dated as of December 16, 2016 (the “Second Purchase Agreement”), pursuant to which the Company sold to certain Lenders Junior Secured Convertible Promissory Notes in the aggregate principal amount of $2.5 million (the “December 2015 Notes” and, collectively with the March 2015 Notes, the “Existing Notes”).

B.     Certain of the Lenders have agreed to make certain additional loans to the Company pursuant to a Junior Secured Convertible Note Purchase Agreement, dated as of December 27, 2016, by and among the Company and such Lenders.

C.     In order to induce such Lenders to make such additional loans to the Company, the Company and the Lenders’ Agent desire to amend the Existing Notes, as more fully set forth below.

D.     Pursuant to Section 11 of the Existing Notes, any provision of the Existing Notes may be amended, waived or modified with the written consent of the Company and the Lenders’ Agent, which such amendment, waiver or modification shall be binding upon the Company and all Lenders.

Agreement

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.	Amendment to December 2015 Notes.

(a)     Section 1(b) of each December 2015 Note is hereby amended to add the following paragraph at the end of Section 1(b):

“Notwithstanding the foregoing, beginning with the first quarterly interest payment due on December 31, 2016, and continuing until the Maturity Date, the PIK Right described above shall be of no further force and effect and shall be superseded by the following provisions: Provided the Company is not then in default pursuant to this Note or any other Loan Document, upon each quarterly interest payment date on and after December 31, 2016, the Company may elect to pay the accrued interest due on such date by capitalizing, compounding and adding to the unpaid Principal Amount the amount of interest accrued such quarter (“PIK Interest”); provided, however, that any such PIK Interest shall be deemed to have accrued at the rate of ten percent (10%) per annum simple interest (computed on the basis of actual days elapsed and a fiscal year of 364 days). Amounts representing PIK Interest shall be treated as Principal Amount for all purposes under this Note and the Loan Documents and shall bear interest in accordance with this Section 1. The obligation of the Company to pay all such PIK Interest so added shall be automatically evidenced by this Note. The PIK Interest election shall be made by the Company by written notice to Lender on or prior to the date such interest payment is due.”

(b)     Section 6(a) of each of the December 2015 Notes is hereby amended and restated in its entirety to read as follows:

“(a) Subject to applicable NASDAQ listing rule limitations (including, if applicable, approval by the Company’s stockholders), at any time following the date of this Note and up to the Maturity Date, the then outstanding Obligations under this Note (or any portion thereof) may be converted into fully paid and nonassessable shares of Company Common Stock, $0.0001 par value per share (the “Conversion Shares”), at the sole election of Lender upon written notice to the Company (the “Conversion Notice”), which Conversion Notice shall state the proposed effective date of such conversion (which date shall be no fewer than ten (10) business days following the date of delivery of the Conversion Notice) (the “Conversion Date”). The Obligations hereunder shall convert at a conversion price equal to $3.00 per share, subject to adjustment for any stock dividend, stock split, combination or other similar recapitalization event with respect to the Company’s Common Stock (each a “Recapitalization Event”); provided, however, that if prior to the Maturity Date the Company offers and sells its Common Stock (or other securities that are convertible into or exercisable for shares of Common Stock) in a private placement primarily intended to raise capital at a price per share of Common Stock of $2.50 or less (subject to adjustment for any Recapitalization Event), then the conversion price of the Obligations under this Note shall be reduced to such Common Stock offer price plus $0.50 per share (the applicable conversion price with respect to a conversion under this Section 6(a) hereinafter is referred to as the “Conversion Price”).”

(c)     A new Section 19 is hereby added to each December 2015 Note, as follows:

“19.     Change of Control. In the event of a Change of Control occurring prior to the repayment or conversion of the Obligations under this Note pursuant to its terms, this Note, including all Obligations hereunder, shall be, at the option of Lender, either (i) repaid in cash as of the closing of such Change of Control or, (ii) subject to applicable NASDAQ listing rule limitations (including, if applicable, approval by the Company’s stockholders), converted into Conversion Shares at the then-current Conversion Price, to be issued to Lender immediately prior to the closing of such Change of Control. The Company shall provide at least 20 business days’ notice to Lender of the closing of a Change of Control.”

“‘Change of Control’ means (i) a direct or indirect merger or consolidation of the Company into or with another entity after which the stockholders of the Company immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Company or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially similar to those that existed immediately prior to such transaction, (ii) the direct or indirect sale, transfer or issuance by the Company, or the sale or transfer by stockholders of the Company, in a transaction or series of related transactions, to a person or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended and Rule 13D thereunder, in either case, as a result of which more than 50% of the voting power of the Company is beneficially owned by such person or group , and (iii) the direct or indirect sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets or intellectual property of the Company. Notwithstanding the foregoing, the following shall not be deemed a Change of Control: a merger effected exclusively for the purpose of changing the domicile of the Company.”

2.	Amendment to March 2015 Notes.

(a)     Section 1(b) of each March 2015 Note is hereby amended to add the following paragraph at the end of Section 1(b):

“Notwithstanding the foregoing, beginning with the first quarterly interest payment due on December 11, 2016, and continuing until the Maturity Date, the PIK Right described above shall be of no further force and effect and shall be superseded by the following provisions: Provided the Company is not then in default pursuant to this Note or any other Loan Document, upon each quarterly interest payment date on and after December 11, 2016, the Company may elect to pay the accrued interest due on such date by capitalizing, compounding and adding to the unpaid Principal Amount the amount of interest accrued such quarter (“PIK Interest”); provided, however, that any such PIK Interest shall be deemed to have accrued at the rate of ten percent (10%) per annum simple interest (computed on the basis of actual days elapsed and a fiscal year of 364 days). Amounts representing PIK Interest shall be treated as Principal Amount for all purposes under this Note and the Loan Documents and shall bear interest in accordance with this Section 1. The obligation of the Company to pay all such PIK Interest so added shall be automatically evidenced by this Note. The PIK Interest election shall be made by the Company by written notice to Lender on or prior to the date such interest payment is due.”

(b)     A new Section 19 is hereby added to each March 2015 Note, as follows::

“19.     Change of Control. In the event of a Change of Control occurring prior to the repayment or conversion of the Obligations under this Note pursuant to its terms, this Note, including all Obligations hereunder, shall be, at the option of Lender, either (i) repaid in cash as of the closing of such Change of Control or, (ii) subject to applicable NASDAQ listing rule limitations (including, if applicable, approval by the Company’s stockholders), converted into Conversion Shares at the then-current Conversion Price, to be issued to Lender immediately prior to the closing of such Change of Control. The Company shall provide at least 20 business days’ notice to Lender of the closing of a Change of Control.”

“‘Change of Control’ means (i) a direct or indirect merger or consolidation of the Company into or with another entity after which the stockholders of the Company immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Company or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially similar to those that existed immediately prior to such transaction, (ii) the direct or indirect sale, transfer or issuance by the Company, or the sale or transfer by stockholders of the Company, in a transaction or series of related transactions, to a person or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended and Rule 13D thereunder, in either case, as a result of which more than 50% of the voting power of the Company is beneficially owned by such person or group , and (iii) the direct or indirect sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets or intellectual property of the Company. Notwithstanding the foregoing, the following shall not be deemed a Change of Control: a merger effected exclusively for the purpose of changing the domicile of the Company.”

3.     Continuing Effect. Except as expressly amended hereby, all terms and conditions of the Existing Notes shall remain in full force and effect and shall apply to this Amendment; provided, however, that the Lenders’ Agent acknowledges and agrees that this Amendment will have effect with respect to the interest payments due on December 11, 2016 and December 31, 2016 under the March 2015 Notes and December 2015 Notes, respectively, even if the effective date of this Amendment is after one or both such interest payment due dates.

4.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

5.     Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned parties have executed this Amendment to Junior Secured Convertible Promissory Notes as the date first set forth above.

COMPANY:

DETERMINE, INC.

By:	/s/ John K. Nolan
Name:	John K. Nolan
Title:	Chief Financial Officer

LENDERS’ AGENT:

LLOYD I. MILLER, III

/s/ Lloyd I. Miller, III
Signature